  Exhibit 99.1

LAPD Board of Police Commissioners Approves One-Year BolaWrap Pilot Program Extension

TEMPE, Arizona, May 4, 2021 -- Wrap Technologies, Inc. (the "Company" or "WRAP") (Nasdaq: WRAP), a global leader in innovative public safety technologies and services, reported that the Los Angeles Board of Police Commissioners (“Commission”) has approved a one-year extension of the BolaWrap pilot program (“BolaWrap Pilot Program”), an item on the agenda for the Commission’s May 4, 2021 Special Meeting, which took place earlier today.

In August 2020, following a previous report from the Chief of Police of the Los Angeles Police Department (“LAPD”) to the Commission, the Commission approved a six-month extension of the BolaWrap Pilot Program that expired in February 2021, concluding the initial 360-day review of the BolaWrap remote restraint device.

An LAPD report dated April 28, 2021 (“Report”), linked to today’s Special Meeting agenda, recommended that the Commission review and approve a one-year extension of the BolaWrap Pilot Program. The Commission voted to approve the one-year pilot extension of the BolaWrap Pilot Program in two Los Angeles divisions.

The Report included results from the initial BolaWrap Pilot Program, which expired in February 2021, and yielded data regarding BolaWrap deployment, operations, and results from the use of the device in the field. The LAPD submitted recommendations to the Company to improve serviceability of the BolaWrap. The Company has already addressed several recommendations, and the rest are anticipated to be addressed in the next few months. Due to an insufficient sample size during the initial BolaWrap Pilot Program, the Report recommended that the BolaWrap Pilot Program resume for one year at the LAPD’s Hollywood and Central divisions prior to the LAPD’s final evaluation. The Hollywood and Central divisions were selected due to the high volume of calls where the BolaWrap may be useful.

For a complete review of the findings of the LAPD, see the full Report which is available by clicking this link.

Field use bodycam videos of the BolaWrap by other police departments across the United States can be viewed here.

About WRAP
WRAP Technologies (Nasdaq: WRAP) is a global leader in innovating public safety technologies and services that deliver advanced solutions focused on avoiding escalation. The BolaWrap® Remote Restraint device, WRAP's first product, is a patented, hand-held device that discharges a Kevlar® tether to temporarily restrain from a safe distance. Through many field uses and growing adoption by agencies worldwide, BolaWrap is proving to be an effective tool to safely detain persons without injury. WRAP Reality, the Company's virtual reality training system, is an immersive training simulator and comprehensive public safety training platform designed to empower first responders with the necessary knowledge to perform in the field. WRAP's headquarters is located in Tempe, Arizona. For more information, please visit wrap.com.

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Trademark Information
BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company's overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as "expect", "anticipate", "should", "believe", "target", "project", "goals", "estimate", "potential", "predict", "may", "will", "could", "intend", and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successful implement training programs for the use of its products; the Company's ability to manufacture and produce product for its customers; the Company's ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company's product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the ability to obtain export licenses for countries outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company's ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:
Paul M. Manley
VP – Investor Relations
(612) 834-1804
pmanley@wrap.com